Consent of Independent Accountants

We hereby consent to the use in this Proxy Statement of Associated Communications Corporation constituting part of this Registration Statement on Form S-4 and Prospectus of Southwestern Bell Corporation dated July 29, 1994 of our report dated March 24, 1993, relating to the combined financial statements of Bay Area Cellular Telephone Company, Buffalo Telephone Company and Pittsburgh Cellular Telephone Company for the years ended December 31, 1992 and 1991 appearing on page F-45 of this Proxy Statement. We also consent to the use of our report on the Financial Statement Schedules, which appears on page F-58 of this Proxy Statement.

/s/ Price Waterhouse
Price Waterhouse

San Francisco, California
July 26, 1994